Exhibit 10.1
CONTINGENT VALUE RIGHTS AGREEMENT
          This CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [ • ], 2009 (this “Agreement”), is entered into by and among Cambium Holdings, Inc., a Delaware corporation (“Holdco”), Vowel Representative, LLC, a Delaware limited liability company, solely in its capacity as stockholders’ representative (in such capacity, the “Stockholders’ Representative”), and Wells Fargo Bank, National Association, as rights agent (the “Rights Agent”) and as initial CVR Registrar (as defined herein).
WITNESSETH:
          WHEREAS, Holdco, Voyager Learning Company, a Delaware corporation (“Vowel”), VSS-Cambium Holdings II Corp., a Delaware corporation, Vowel Acquisition Corp. (“Vowel Merger Sub”), Consonant Acquisition Corp. (“Consonant Merger Sub”), each, a Delaware corporation and wholly-owned subsidiary of Holdco, and the Stockholders’ Representative, have entered into an Agreement and Plan of Mergers (as the same may be amended, modified or supplemented from time to time, the “Merger Agreement”), dated as of June 20, 2009, pursuant to which, among other things, Vowel Merger Sub will merge with and into Vowel (the “Vowel Merger”), with Vowel surviving the Vowel Merger, as a wholly-owned subsidiary of Holdco, and Consonant Merger Sub will merge with and into Consonant (the “Consonant Merger”), with Consonant surviving the Consonant Merger, as a wholly-owned subsidiary of Holdco;
          WHEREAS, pursuant to the Merger Agreement, Holdco agreed to create and issue to holders of record of shares of Vowel’s common stock, par value $0.001 per share (“Vowel Common Stock”), outstanding immediately prior to the effective time of the Vowel Merger (the “Effective Time”), contingent value rights as hereinafter described;
          WHEREAS, each holder of Vowel Common Stock immediately prior to the Effective Time, will receive, among other things, as merger consideration, the right to receive upon the Effective Time one contingent value right for each share of Vowel Common Stock held by such Person (as defined in below) immediately prior to the Effective Time; and
          WHEREAS, the parties have done all things necessary to make the contingent value rights, when issued pursuant to the Merger Agreement and hereunder, the valid obligations of Holdco and to make this Agreement a valid and binding agreement of Holdco, in accordance with its terms.
          WHEREAS, the parties hereto acknowledge that the Rights Agent is not party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Agreement to the Merger Agreement are for convenience, and that the Rights Agent shall have no implied duties beyond the express duties set forth in this Agreement.
          NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders (as hereinafter defined), as follows:

ARTICLE I
DEFINITIONS
     Section 1.1 Definitions.
          (a) For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
     (i) the terms defined in this Article I have the meanings assigned to them in this Article I, and include the plural as well as the singular;
     (ii) all accounting terms used herein and not expressly defined herein shall have the meanings assigned to such terms in accordance with United States generally accepted accounting principles, as in effect on the date hereof;
     (iii) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;
     (iv) unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders and words denoting natural Persons shall include corporations, partnerships and other Persons and vice versa; and
     (v) all references to “including” shall be deemed to mean including without limitation.
          (b) Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. The following terms shall have the meanings ascribed to them as follows:
          “280G Returned Amount” has the meaning set forth in the Escrow Agreement.
          “280G Termination Date” has the meaning set forth in the Escrow Agreement.
          “Board of Directors” means the board of directors of Holdco.
          “Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Holdco to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.
          “Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks in New York, New York are authorized or required by Law to close.
          “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any successor provisions and transition rules, whether or not codified.

          “CVR Escrow Fund” has the meaning ascribed thereto in the Escrow Agreement.
          “CVR Payment Amount” means any of the First CVR Payment Amount, the Second CVR Payment Amount, the 280G Returned Amount, or the Subsequent CVR Payment Amount, as applicable, or any other amounts paid to the Rights Agent by the Escrow Agent under the Escrow Agreement.
          “CVR Payment Date” means, with respect to a CVR Payment Amount, the date that the Rights Agent pays such CVR Payment Amount pursuant to Section 2.4.
          “CVR Payment Event Date” means any of the First CVR Payment Event Date, the Second CVR Payment Event Date, the Subsequent CVR Payment Event Date, the 280G Termination Date, or such other date a CVR Payment Amount is received by the Rights Agent, as applicable.
          “CVR Register” has the meaning set forth in Section 2.3(b).
          “CVR Registrar” has the meaning set forth in Section 2.3(b).
          “CVRs” means the contingent value rights issued by Holdco pursuant to the Merger Agreement and this Agreement.
          “Effective Time” has the meaning set forth in the Recitals.
          “Escrow Agent” Wells Fargo Bank, National Association, in its capacity as escrow agent under the Escrow Agreement (or any successor escrow agent thereunder).
          “Escrow Agreement” means that certain Escrow Agreement, dated as [ • ], 2009, entered into by and among the Escrow Agent, the Stockholders’ Representative, Holdco, and Richard Surratt, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.
          “Escrow Funds” has the meaning set forth in the Escrow Agreement.
          “First CVR Payment Amount” means the amount, if any, received from the Escrow Agent in respect of the First CVR Payment Amount (as defined in the Escrow Agreement).
          “First CVR Payment Event Date” has the meaning set forth in the Escrow Agreement.
          “Governmental Authority” means any government, state, province or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United State of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrators of competent jurisdiction, and any governmental or non governmental self regulatory organization, agency or authority.

          “Holder” means a Person in whose name a CVR is registered in the CVR Register.
          “Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Holdco, in his or her capacity as such an officer, and delivered to the Rights Agent.
          “Permitted Transfer” means: (i) the transfer of any or all of the CVRs (upon the death of the Holder) by will or intestacy; (ii) transfer by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee; (iii) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (iv) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (v) a transfer made by operation of law (including a consolidation or merger) or in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity.
          “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, or other entity or any Governmental Authority.
          “Pro Rata Share” means, with respect to any Holder as of a given CVR Payment Event Date, the quotient of the (x) sum of all of the CVRs held of record by such Holder on such date divided by (y) the total number of CVRs outstanding as of such date.
          “Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.
          “Rights Agent Costs” means the costs and expenses for which the Rights Agent is due reimbursement under Section 3.2 and the Rights Agent Fee.
          “Rights Agent Fee” means the fee of the Rights Agent to act in such capacity pursuant to the terms of this Agreement as set forth on Schedule 1 hereto.
          “Rights Agent Initial Payment” means the costs and expenses reasonably incurred and invoiced by the Rights Agent prior to the Effective Time in connection with the negotiation of this Agreement and any other reasonable costs and expenses incurred by the Rights Agent in connection herewith prior to the Effective Time.
          “Second CVR Payment Amount” means the amount, if any, received from the Escrow Agent in respect of the Second CVR Payment Amount (as defined in the Escrow Agreement).
          “Second CVR Payment Event Date” has the meaning set forth in the Escrow Agreement.

          “Stockholders’ Representative” has the meaning set forth in the Preamble.
          “Subsequent CVR Payment Amount” means the amount, if any, received from the Escrow Agent in respect of the Subsequent CVR Payment Amount (as defined in the Escrow Agreement).
          “Subsequent CVR Payment Event Date” means the date on which a Subsequent CVR Payment Amount is paid to the Rights Agent.
          “Subsidiary” means any corporation, partnership, joint venture or other legal entity of which any Person (either alone or through or together with an other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
          “Surviving Person” has the meaning set forth in Section 6.1(a)(i).
          “Tax” means any and all taxes payable to any federal, state, local or foreign taxing authority or agency, including (a) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment, utility, severance, excise, stamp, windfall profits, transfer or other tax of any kind whatsoever, (b) interest thereon and (c) penalties and additions to tax imposed with respect thereto.
ARTICLE II
CONTINGENT VALUE RIGHTS
     Section 2.1 Issuance of CVRs; Appointment of Rights Agent.
          (a) The CVRs shall be issued pursuant to the Merger Agreement at the time and in the manner set forth in the Merger Agreement. The Registrar and Administration of the CVRs shall be handled pursuant to this Agreement in the manner set forth in this Agreement.
          (b) Holdco hereby appoints Wells Fargo Bank, National Association as the Rights Agent to act as rights agent for Holdco in accordance with the instructions hereinafter set forth in this Agreement, and the Rights Agent hereby accepts such appointment.
     Section 2.2 Nontransferable.
          The CVRs shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.

     Section 2.3 No Certificate; Registration; Registration of Transfer; Change of Address.
          (a) The CVRs shall not be evidenced by a certificate or other instrument.
          (b) The Rights Agent shall keep a register (the “CVR Register”) for the registration of CVRs in a book-entry position for each CVR Holder. The CVR Register shall set forth the name and address of each Holder, and the number of CVRs held by such Holder and Tax Identification Number of each Holder. Each of Holdco and the Stockholders’ Representative may receive and inspect a copy of the CVR Register, from time to time, upon written request made to the CVR Registrar. Within five (5) Business Days after receipt of such request, the CVR Registrar shall deliver a copy of the CVR Registrar, as then in effect, to Holdco and the Stockholders’ Representative at the address set forth in Section 7.1. The Rights Agent is hereby initially appointed “CVR Registrar” for the purpose of registering CVRs and transfers of CVRs as herein provided.
          (c) Subject to the restriction on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument or instruments of transfer and any other requested documentation in form reasonably satisfactory to Holdco and the CVR Registrar, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CVR shall be accompanied by such documentation establishing satisfaction that the transfer is a Permitted Transfer as may be reasonably requested by Holdco and the CVR Registrar (including opinions of counsel, if appropriate). Upon receipt of such written notice, the CVR Registrar shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions herein, register the transfer of the CVRs in the CVR Register. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Holdco, evidencing the same rights and entitling the transferee to the same benefits and rights under this Agreement as those held by the transferor. No transfer of a CVR shall be valid until registered in the CVR Register, and any transfer not duly registered in the CVR Register will be void ab initio. Any transfer or assignment of the CVRs shall be without charge (other than the cost of any transfer Tax which shall be the responsibility of the transferor) to the Holder.
          (d) A Holder may make a written request to the CVR Registrar to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the CVR Registrar shall promptly record the change of address in the CVR Register.
          (e) The Stockholders’ Representative may make a written request to the Rights Agent for a list containing the names, addresses and number of CVRs of the Holders that are registered in the CVR Register. Within five (5) Business Days following the date of receipt by the Rights Agent of such request, the CVR Registrar shall deliver a copy of such list to the Stockholders’ Representative.

     Section 2.4 Payment Procedures.
          (a) Within five (5) Business Days after its receipt of any CVR Payment Amount, the Rights Agent shall deliver to each Holder its Pro Rata Share of the applicable CVR Payment Amount based on the number of CVRs held by such Holder at the close of business as reflected on the CVR Register on the applicable CVR Payment Event Date (x) by check mailed to the address of each Holder (or any successor or permitted transferee or assignee thereof) as reflected in the CVR Register as of the close of business on the day that is two (2) Business Days prior to the date that the Rights Agent performs its obligations under this Section 2.4, or, (y) with respect to any Holder that is due payment pursuant to this Agreement in excess of $1,000,000 whose bank information has been provided to the Escrow Agent within Payment Notices (as defined in the Escrow Agreement) delivered by the Stockholder’s Representative with wire transfer instructions on or prior to the date referred to in immediately preceding clause (x) above, by wire transfer of immediately available funds to such account. Subsequent payments will require new wire instructions be provided within each Payment Notice received by the Escrow Agent.
          (b) The Rights Agent shall deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount otherwise payable pursuant to this Agreement, the amounts, if any, that Holdco or the applicable subsidiary of Holdco is required to deduct and withhold with respect to the making of such payment under the Code; provided that in determining the required amount to be withheld, the Rights Agent will give effect to any properly presented form (e.g., Form W-8 or W-9 as applicable) eliminating or reducing the amount required to be withheld. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.
          (c) Tax Reporting for Payments made pursuant to Payment Notices received by the Escrow Agent under this Agreement will be reported to the Internal Revenue Service on Tax Form 1099B or 1099INT, as applicable.
     Section 2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest in Holdco.
          (a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.
          (b) The CVRs shall not represent any equity or ownership interest in Holdco or in any constituent company to the Vowel Merger.

ARTICLE III
THE RIGHTS AGENT
     Section 3.1 Certain Duties and Responsibilities.
          The Rights Agent shall not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent of its willful misconduct, bad faith or gross negligence. No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers.
     Section 3.2 Certain Rights of Rights Agent.
          The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent. In addition:
          (a) the Rights Agent may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;
          (b) whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may, in the absence of willful misconduct, faith or gross negligence on its part, rely upon an Officer’s Certificate;
          (c) the Rights Agent may consult with, and obtain advice from, legal counsel in the event of any question as to any of the provisions hereof or the duties hereunder, and it shall incur no liability and shall be deemed to be acting in accordance with the opinion and instructions of such counsel. The reasonable costs of such counsel’s services shall be paid to the Rights Agent in accordance with Section 3.2(h) below. The Rights Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.
          (d) if the Rights Agent becomes involved in litigation on account of this Agreement, it shall have the right to retain counsel and shall be entitled to reimbursement for all reasonable documented costs and expenses related thereto as provided in Sections 3.2(h) and 3.2(d) hereof; provided, however, that the Rights Agent shall not be entitled to any such reimbursement to the extent such litigation ultimately determines that the Rights Agent acted with gross negligence or willful misconduct. In the event that conflicting demands are made upon the Rights Agent for any situation addressed or not addressed in this Agreement, the Rights Agent may withhold performance of the terms of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

          (e) the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;
          (f) the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises; and
          (g) Holdco agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with the Rights Agent’s duties under this Agreement, including the costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss, unless such loss shall have been determined by a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence, provided, however, that the Rights Agent’s aggregate liability with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by Holdco to the Rights Agent as fees and charges, but not including reimbursable expenses; provided, further, however, 50% of any amounts payable by Holdco under this Section 3.2(g) shall be reimbursed to Holdco out of the CVR Escrow Fund; and
          (h) Holdco, on the one hand, and the Stockholders’ Representative, on behalf of the Holders, on the other hand, shall each be responsible for paying 50% of the Rights Agent Costs and the Rights Agent Initial Payment, the portion of which with respect to the Holders, shall be payable from the CVR Escrow Fund. Notwithstanding the foregoing and solely for the benefit of the Rights Agent, Holdco and the Stockholders’ Representative, on behalf of the Holders, agrees (i) to equally pay the fees and expenses of the Rights Agent in connection with this Agreement, as set forth on Schedule 1 hereto, and (ii) to equally reimburse the Rights Agent for all taxes and governmental charges, reasonable expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than taxes measured by the Rights Agent’s net income). The Rights Agent shall also be entitled to reimbursement from Holdco and the Stockholders’ Representative, on behalf of the Holders, on an equal basis for all reasonable and necessary out-of-pocket expenses (including reasonable fees and expenses of the Rights Agent’s counsel and agent) paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder. An invoice for the Rights Agent Fee (prorated for the period of time from the previous payment of the Rights Agent Fee, if applicable) will be rendered a reasonable time prior to, and paid on, the date upon which the Effective Time occurs and each CVR Payment Date. An invoice for any out-of-pocket expenses and per item fees realized will be rendered and payable within thirty (30) days after receipt by Holdco and the Stockholders’ Representative, except for postage and mailing expenses, which funds must be received one (1) Business Day prior to the scheduled mailing date. Each of Holdco and the Stockholders’ Representative, on behalf of the Holders, on an equal basis, agrees to pay to the Rights Agent any amounts, including fees and expenses, payable in favor of the Rights Agent in connection with any dispute, resolution or arbitration arising under or in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, the portion of any payment under this Section 3.2(h) which is payable by the Stockholders’ Representative shall be paid to the Rights Agent solely by the Rights Agent deducting such payment from any then unpaid CVR Payment Amount.

     Section 3.3 Resignation and Removal; Appointment of Successor.
          (a) The Rights Agent may resign at any time by giving written notice thereof to Holdco and the Stockholders’ Representative specifying a date when such resignation shall take effect, which notice shall be sent at least thirty (30) days prior to the date so specified.
          (b) If the Rights Agent shall resign, be removed or become incapable of acting, Holdco, by way of a Board Resolution, shall promptly appoint a qualified successor Rights Agent who shall be reasonably acceptable to the Stockholders’ Representative. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with this Section 3.3(b), become the successor Rights Agent.
          (c) Holdco shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail, postage prepaid, to Stockholders’ Representative and to the Holders as their names and addresses appear in the CVR Register. Each notice shall include the name and address of the successor Rights Agent. If Holdco fails to send such notice within ten days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause such notice to be mailed at the expense of Holdco.
          (d) If a successor Rights Agent has not been appointed and has not accepted such appointment by the end of the 30-calendar day period, the Rights Agent may apply to a court of competent jurisdiction for the appointment of a successor Rights Agent, and the costs, expenses and reasonable attorneys’ fees which are incurred in connection with such a proceeding shall be paid in accordance with Section 3.2(h) hereof. Any such successor to the Rights Agent shall agree to be bound by the terms of this Agreement and shall, upon receipt of the all relevant books and records relating thereto, become the Rights Agent hereunder. Upon delivery of all of the relevant books and records, pursuant to the terms of this Section 3.3(d) to a successor Rights Agent, the Rights Agent shall thereafter be discharged from any further obligations hereunder. The Rights Agent is hereby authorized, in any and all events, to comply with and obey any and all final judgments, orders and decrees of any court of competent jurisdiction which may be filed, entered or issued, and all final arbitration awards and, if it shall so comply or obey, it shall not be liable to any other person by reason of such compliance or obedience.
ARTICLE IV
COVENANTS
     Section 4.1 List of Holders.
          Holdco shall furnish or cause to be furnished to the Rights Agent in such form as Holdco receives from its transfer agent or from Vowel’s transfer agent prior to the Effective Time (or other agent performing similar services for Holdco or Vowel), the names, addresses, shareholdings and tax certification (T.I.N.) of the record holders of Vowel Common Stock within sixty (60) days after the Effective Time.

     Section 4.2 Payment of CVR Payment Amount.
          Each of the Stockholders’ Representative and Holdco shall use reasonable best efforts to cause the Rights Agent to pay the CVR Payment Amount upon its receipt thereof from the CVR Escrow Fund provided by the Escrow Agent in the manner provided for in Sections 2.4 and in accordance with the terms of this Agreement.
     Section 4.3 Ability to Make Prompt Payment.
          Neither Holdco nor any of its Subsidiaries shall enter into any agreement that would prohibit or restrict the Rights Agent’s ability to pay the CVR Payment Amount to the Holders under this Agreement.
     Section 4.4 Assignment.
          Holdco shall not, in whole or in part, assign any of its rights or obligations under this Agreement other than in accordance with the terms of Section 6.1 hereof.
ARTICLE V
AMENDMENTS
     Section 5.1 Amendments Without Consent of Holders or Stockholders’ Representative.
          (a) Without the consent of any Holders, the Stockholders’ Representative or the Rights Agent, Holdco, when authorized by a Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
     (i) to evidence the succession of another Person to Holdco and the assumption by any such successor of the covenants of Holdco herein in a transaction contemplated by Section 6.1 hereof; or
     (ii) to evidence the termination of the CVR Registrar and the succession of another Person as a successor CVR Registrar and the assumption by any successor of the obligations of the CVR Registrar herein.
          (b) Without the consent of any Holders or the Stockholders’ Representative, Holdco, when authorized by a Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:
     (i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any successor of the covenants and obligations of the Rights Agent herein;

     (ii) to add to the covenants of Holdco such further covenants, restrictions, conditions or provisions as the Board of Directors and the Rights Agent shall consider to be for the protection of the Holders; provided, that in each case, such provisions shall not adversely affect the interests of the Holders;
     (iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided, that in each case, such provisions shall not adversely affect the interests of the Holders; or
     (iv) to add, eliminate or change any provision of this Agreement (other than Section 2.4) unless such addition, elimination or change is adverse to the interests of the Holders.
          (c) Promptly after the execution by Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Holdco shall mail a notice thereof by first-class mail to the Stockholders’ Representative and each of the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.
     Section 5.2 Amendments With Consent of the Stockholders’ Representative.
          (a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders or the Stockholders’ Representative), with the consent of the Stockholders’ Representative (which may be granted or withheld in its sole discretion), acting on behalf of the Holders, Holdco, when authorized by a Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is in any way adverse to the interests of the Holders.
          (b) Promptly after the execution by Holdco and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Holdco shall mail a notice thereof by first-class mail to the Stockholders’ Representative and the Holders at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment.
     Section 5.3 Execution of Amendments.
          In executing any amendment permitted by this Article V, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

     Section 5.4 Effect of Amendments.
          Upon the execution of any amendment under this Article V, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.
ARTICLE VI
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
     Section 6.1 Holdco May Consolidate, Etc.
          (a) Holdco shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless:
     (i) the Person formed by such consolidation or into which Holdco is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of Holdco substantially as an entirety (the “Surviving Person”) shall expressly assume the performance of every duty and covenant of this Agreement on the part of Holdco to be performed or observed; and
     (ii) Holdco has delivered to the Rights Agent an Officer’s Certificate, stating that such consolidation, merger, conveyance, transfer or lease complies with this Article VI and that all conditions precedent herein provided for relating to such transaction have been complied with.
          (b) For purposes of this Section 6.1 only, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean (i) properties and assets contributing in the aggregate at least 80% of Holdco’s total consolidated revenues for the current period as reported in Holdco’s last available periodic financial report (quarterly or annual, as the case may be) or (ii) properties and consolidated assets constituting in the aggregate at least 80% of Holdco’s total assets for the current period as reported in Holdco’s last available periodic financial report (quarterly or annual, as the case may be).
          (c) In the event Holdco conveys, transfers or leases its properties and assets substantially as an entirety in accordance with the terms and conditions of this Section 6.1, Holdco and the Surviving Person shall be jointly and severally liable for the payment of the CVR Payment Amount and the performance of every duty and covenant of this Agreement on the part of Holdco to be performed or observed.
     Section 6.2 Successor Substituted.
          Upon any consolidation of or merger by Holdco with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 6.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, Holdco under this Agreement with the same effect as if the Surviving Person had been named as Holdco herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement and the CVRs.
ARTICLE VII
OTHER PROVISIONS OF GENERAL APPLICATION
     Section 7.1 Notices to the Rights Agent, Holdco and the Stockholders’ Representative.
          Any request, demand, authorization, direction, notice, consent, waiver or other document provided or permitted by this Agreement shall be sufficient for every purpose hereunder if in writing and sent by facsimile transmission, delivered personally, or by certified or registered mail (return receipt requested and first-class postage prepaid) or sent by a nationally recognized overnight courier (with proof of service), addressed as follows, and shall be deemed to have been given upon receipt:
          (a) if to the Rights Agent, addressed to it at Shareowner Services: MAC N9100-030, 161 North Concord Exchange Street, St. Paul, Minnesota 55075, facsimile at (651) 450-4078, e-mail at martin.j.knapp@wellsfargo.com, Attention: Marty Knapp, or at any other address previously furnished in writing to the Stockholders’ Representative and Holdco by the Rights Agent in accordance with this Section 7.1;
          (b) if to Holdco, addressed to it at Cambium Holdings, Inc., c/o Veronis Suhler Stevenson, 350 Park Avenue, New York, New York 10022, telephone at (212) 381-8420, facsimile at (212) 381-8168, email at troellers@vss.com, Attention: Scott J. Troeller; with a copy to Lowenstein Sandler PC, 1251 Avenue of the Americas, 18th Floor, New York, New York 10020, telephone at (212) 204-8688, facsimile at (973) 597-2507, email at ssiesser@lowenstein.com, Attention: Steven E. Siesser, Esq., or at any other address previously furnished in writing to the Rights Agent and the Stockholders’ Representative by Holdco in accordance with this Section 7.1; or
          (c) if to the Stockholders’ Representative, addressed to it at Vowel Representative, LLC, c/o Perkins Coie LLP, 131 South Dearborn Street, Suite 1700, Chicago, Illinois 60603, telephone at (312) 324-8600, facsimile at (312) 324-9400, email at pgordon@perkinscoie.com, Attention: Phil Gordon, Esq.; with a copy to Perkins Coie LLP, 131 South Dearborn Street, Suite 1700, Chicago, Illinois 60603, telephone at (312) 324-8600, facsimile at (312) 324-9400, email at pgordon@perkinscoie.com, Attention: Phil Gordon, Esq., or at any other address previously furnished in writing to the Rights Agent and Holdco by Stockholders’ Representative in accordance with this Section 7.1.
     Section 7.2 Notice to Holders.
          Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-

class postage prepaid, to each Holder affected by such event, at his, her or its address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.
     Section 7.3 Effect of Headings.
          The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 7.4 Successors and Assigns.
          All covenants and agreements in this Agreement by Holdco shall bind its successors and assigns, whether so expressed or not.
     Section 7.5 Benefits of Agreement.
          Nothing in this Agreement, express or implied, shall give to any Person (other than the parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the parties hereto and their permitted successors and assigns. For the avoidance of doubt, no Holder shall have any right to enforce or otherwise assert a claim with respect to this Agreement; all such rights and claims shall only be brought by the Stockholders’ Representative on behalf of such Holder.
     Section 7.6 Governing Law.
          This Agreement and the CVRs shall be governed by and construed in accordance with the laws of the State of Delaware without regards to its rules of conflicts of laws.
     Section 7.7 Legal Holidays.
          In the event that a CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

     Section 7.8 Severability Clause.
          In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
Section 7.9 Counterparts.
          This Agreement may be executed by the parties hereto, in two or more counterparts (which may be effectively delivered by facsimile, by electronic transmission of portable document format (PDF) files or tagged image file format (TIF) files, or by other electronic means)), each of which shall be an original and all of which shall together constitute one and the same agreement.
     Section 7.10 Termination.
     This Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, upon payment by the Rights Agent to the Holders of the then remaining balance of the Escrow Funds in accordance with this Agreement.
     Section 7.11 Entire Agreement.
     This Agreement, the Merger Agreement, and the Escrow Agreement represent the entire understanding of Holdco and the Stockholders’ Representative with reference to the CVRs, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CVRs, except for the Merger Agreement and the Escrow Agreement. This Agreement and the Escrow Agreement represent the entire understanding of the Rights Agent with reference to the CVRs, and this Agreement supersedes any and all other oral or written agreements hereto made with respect to the CVRs, except for the Merger Agreement and the Escrow Agreement. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement or the Escrow Agreement, the Escrow Agreement shall govern and be controlling, and this Agreement may be amended, modified, supplemented or altered only in accordance with the terms of Article V.
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          IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

CAMBIUM HOLDINGS, INC.
By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:
Name:
Title:

VOWEL REPRESENTATIVE, LLC
By:
Name:
Title:

Signature Page to Contingent Value Rights Agreement